Exhibit 99.1
CONTACT: Robert Gross
President and Chief Executive Officer
(585) 647-6400
Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400
Investor Relations:
Leigh Parrish/Caren Barbara
Financial Dynamics
(212) 850-5600
DRAFT 6 — NOT FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS
~ Third Quarter Net Income Increases to $5.3 Million, or EPS of $.25 ~
~ Third Quarter Comparable Store Sales Increase 1.9% or 3.2% on Calendar-Adjusted Basis~
~ Fiscal 2008 EPS Expected to be $1.03 — $1.05,
Including $.03 Charge Related to Employment Agreement Renewals ~
     ROCHESTER, N.Y. — January 24, 2008 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 29, 2007.
Third Quarter Results
     Sales for the third quarter of fiscal 2008 increased 8.4% to $112.5 million from $103.8 million in the third quarter of fiscal 2007. Comparable store sales increased 1.9% for the quarter. This compares to the Company’s previously expected comparable store sales increase of 2% to 4%. Adjusting for one less day in the third quarter of fiscal 2008, comparable store sales increased 3.2%. Due largely to challenging economic conditions, consumers continued to delay purchases of some higher ticket product and service categories. Comparable store sales for tires and maintenance service increased by approximately 9% and 4% respectively, while brakes declined by approximately 3%. Comparable store sales for alignments, which are closely tied to tire sales, increased by approximately 18% during the quarter due to continued operational and sales focus.

     The total sales increase for the quarter of $8.7 million included an increase in sales from new stores of $6.6 million, including $5.0 million from the 19 former Craven and Valley Forge stores acquired in July 2007. Comparable store sales for ProCare increased 4.9% for the reported period, or 6.3% adjusted for days.
     Gross margin was 37.7% in the third quarter compared to 38.9% in the prior year quarter due primarily to a shift in product mix. Total operating expenses were $33.5 million, or 29.7% as a percentage of sales compared with 29.6% for the same period of the prior year. Total operating expenses for the third quarters of fiscal 2008 and 2007 include amounts that were historically included in Other Income and Expense, primarily related to gains and losses on property disposals, and amortization expense.
     Operating income for the quarter was $9.0 million compared to $9.7 million in last year’s third quarter. Interest expense was $1.5 million compared to $1.8 million in the prior year’s third quarter.
     Net income for the quarter increased to $5.3 million compared to $4.9 million for the prior year period. Diluted earnings per share were $.25. This compares to earnings per share of $.21 in the third quarter of fiscal 2007. Third quarter 2008 diluted earnings per share results includes an expected $.02 charge (primarily non-cash) related to the renewal of the Chief Executive Officer’s employment agreement.
     Robert G. Gross, President and Chief Executive Officer stated, “Our results for the third quarter were influenced by continued challenges in the macro economy and came in at the low-end of our expected range. We are seeing our customers continue to delay some big-ticket purchases and traffic patterns were down in our stores during the quarter, consistent with the declines experienced for the whole year. However, we are pleased to see our customers continuously return to us, their trusted service provider, when it is time to make major repairs or purchases.”
     The Company opened one location and closed two locations during the quarter.

First Nine Month Results
     For the nine-month period, net sales increased 7.3% to $332.2 million from $309.5 million in the same period of the prior year. Net income in the first nine months of fiscal 2008 was $20.0 million, or $.89 per diluted share, compared to $18.0 million, or $.79 per share in the comparable period of fiscal 2007.
Additional Business Highlights
     As anticipated, the Company announced that it has entered into an asset purchase agreement with Broad-Elm Group, a seven store tire chain located in Buffalo, New York with approximately $4.5 million in annual sales. The acquisition is expected to close later this month.
     Separately, the Company has renewed employment agreements with three key executives: Catherine D’Amico, Executive Vice President and Chief Financial Officer; John W. Van Heel, Executive Vice President and Chief Administrative Officer; and Joseph Tomarchio Jr., Executive Vice President Store-Operations. All three agreements have three-year terms.
     Mr. Gross continued, “We are pleased to be able to keep the senior management team together for another three years as they have been a critical component of our success thus far. We are also pleased to continue with our strategy of growth through low-cost operations and value-priced acquisitions, as evidenced by our most recent small acquisition in Buffalo.”
Company Outlook
     Based on year-to-date results and current business trends, the Company expects a comparable store sales increase in the fourth quarter in the range of 1% to 3%, adjusted for days. On a reported basis, the Company expects comparable store sales to decrease 3% to 5%, due to one less selling week as compared to fiscal 2007. The Company’s estimated range for earnings per diluted share for the full fiscal year is $1.03 to $1.05, as compared to $.97 in fiscal 2007. The fiscal 2008 estimated earnings per share range includes an approximate $.03, primarily non-cash, charge related to the renewal of executive employment agreements. The earnings estimate is based upon 21.9 million weighted average shares outstanding.

     Mr. Gross concluded, “We are cautious about the remainder of fiscal year 2008. Comparable store sales for the first three weeks in January are up approximately 2.5% and reflect continued challenging economic conditions. We are closely monitoring the impact of weakening consumer confidence on our results, particularly on sales of our higher ticket and higher-margin categories. However, I feel we are extremely well positioned to out perform in good or bad markets.”
Capital Structure Update
     At December 29, 2007, the Company had 18,826,300 of common shares outstanding. The Company has repurchased 2.3 million shares of its common stock for approximately $51.6 million at the weighted average price of $21.92 in the period from January 1, 2007 through December 29, 2007. In November 2007, the Board of Directors authorized the Company to repurchase an additional $30 million in common stock, which the Company expects to complete in its fourth quarter.
Earnings Conference Call and Webcast
     The Company will host a conference call and audio webcast, today, January 24, 2008 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 800-762-8973 and using the required pass code 3832221. A replay will be available approximately one hour after the recording through Thursday, February 7, 2008 and can be accessed by dialing 800-406-7325. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 7, 2008.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 713 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2007.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2007	2006	% Change

Sales	$112,514	$103,787	8.4%

Cost of sales, including distribution and occupancy costs	70,065	63,436	10.4

Gross profit	42,449	40,351	5.2

Operating, selling, general and administrative expenses	34,328	30,282	13.4

Intangible amortization	149	325	(54.0)

(Gain) loss on disposal of assets	(1,006)	85

Total operating expenses	33,471	30,692	9.1

Operating income	8,978	9,659	(7.1)

Interest expense, net	1,508	1,833	(17.7)

Other (income) expense, net	(114)	41

Income before provision for income taxes	7,584	7,785	(2.6)

Provision for income taxes	2,282	2,919	(21.8)

Net income	$5,302	$4,866	9.0

Diluted earnings per share	$.25	$.21	19.0%

Weighted average number of diluted shares outstanding	21,553	22,924

Number of stores open (at end of quarter)	713	699

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2007	2006	% Change

Sales	$332,178	$309,518	7.3%

Cost of sales, including distribution and occupancy costs	197,514	184,027	7.3

Gross profit	134,664	125,491	7.3

Operating, selling, general and administrative expenses	100,720	92,002	9.5

Intangible amortization	413	943	(56.2)

Gain on disposal of assets	(851)	(1,596)	(46.7)

Total operating expenses	100,282	91,349	9.8

Operating income	34,382	34,142	.7

Interest expense, net	3,952	3,364	17.5

Other (income) expense, net	(685)	2,625

Income before provision for income taxes	31,115	28,153	10.5

Provision for income taxes	11,130	10,129	9.9

Net income	$19,985	$18,024	10.9

Diluted earnings per common share	$.89	$.79	12.7%

Weighted average number of diluted shares outstanding	22,417	22,854

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	December 29,	March 31,
	2007	2007

Current assets

Cash	$1,031	$965

Inventories	67,195	62,398

Other current assets	23,956	25,473

Total current assets	92,182	88,836

Property, plant and equipment, net	180,233	184,249

Other noncurrent assets	85,836	66,938

Total assets	$358,251	$340,023

Liabilities and Shareholders’ Equity

Current liabilities	$65,335	$60,508

Long-term debt	98,122	52,525

Other long term liabilities	12,984	11,871

Total liabilities	176,441	124,904

Total shareholders’ equity	181,810	215,119

Total liabilities and shareholders’ equity	$358,251	$340,023